Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224669 on Form S-3 of our report dated November 19, 2018, relating to the financial statements and financial statement schedule of Washington Gas Light Company, appearing in this Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2018.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
November 19, 2018